Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement on Form S-8 of McDonald’s Corporation pertaining to the McDonald’s Corporation Profit Sharing and Savings Plan, of our reports dated (a) February 20, 2006, with respect to the consolidated financial statements of McDonald’s Corporation, McDonald’s Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of McDonald’s Corporation, included in the Annual Report (Form 10-K), and (b) June 15, 2006 with respect to the financial statements of the McDonald’s Corporation Profit Sharing and Savings Program, included in the Program’s Annual Report (Form 11-K), both for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

December 11, 2006